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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

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                  Nuveen Premium Income Municipal Fund 4, Inc.
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                                                                     NUVEEN LOGO

                           IMPORTANT INFORMATION FOR
                NUVEEN PREMIUM INCOME MUNICIPAL FUND 4, INC. AND
          NUVEEN WASHINGTON PREMIUM INCOME MUNICIPAL FUND SHAREHOLDERS

The following is a brief overview of the proposals to be voted upon at the July 28, 1999 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.

                          YOUR VOTE IS VERY IMPORTANT.

If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.

Q. WHAT ARE SHAREHOLDERS OF THE FUNDS BEING ASKED TO VOTE ON AT THE UPCOMING JOINT MEETING ON JULY 28, 1999?

A. The Board of Directors of Premium Income 4 and the Board of Trustees of Washington Premium (collectively, the "Board") have called a Joint Meeting of Shareholders for July 28, 1999 at which common and preferred shareholders of Washington Premium and preferred shareholders of Premium Income 4 will be asked to vote on a reorganization (the "Reorganization") of Washington Premium into Premium Income 4.

Q. WHAT ELSE ARE SHAREHOLDERS OF PREMIUM INCOME 4 BEING ASKED TO VOTE ON AT THE JOINT MEETING?

A. Common and preferred shareholders of Premium Income 4 will be asked to approve an amendment to the Fund's Statement Establishing and Fixing the Rights and Preferences of Municipal Auction Rate Cumulative Preferred Stock ("MuniPreferred") so that 10,000 shares of each series of Premium Income 4 MuniPreferred shares are authorized. If the amendment is approved, additional shares of Premium Income 4, Series TH will be issued to holders of Series TH MuniPreferred of Washington Premium in connection with the Reorganization. If the amendment is not approved, shares of a newly created Series TH2 will be issued in connection with the Reorganization. We believe that the amendment would give the Fund the flexibility to issue additional shares of MuniPreferred to adjust the Fund's leverage structure in response to market conditions without the further need of amending the Fund's charter.

Q. ARE THERE ANY DIFFERENCES BETWEEN THE FUNDS?

A. Premium Income 4 is substantially the same as Washington Premium in its philosophy, investment objectives and policies and day-to-day portfolio management. The primary difference between the Funds is that Premium Income 4 invests in municipal bonds issued nationwide and Washington Premium invests substantially all of its assets in municipal bonds issued by issuers from the State of Washington.

Q. WHAT ADVANTAGES WILL THIS PRODUCE FOR FUND SHAREHOLDERS?

A. We expect the proposed Reorganization to (i) reduce management fees per share, (ii) lower administrative expenses, (iii) increase efficiency and flexibility in portfolio management and (iv) create a more liquid trading market for common shares of the combined Fund. Given the relative sizes of the Funds, Washington Premium would significantly benefit from the Reorganization. The larger combined Fund would have a significantly larger asset base than Washington Premium has currently. Based on data presented by management of the Funds, the Board believes that administrative expenses of a larger combined Fund comprised of the assets of both Funds would be less than the aggregate expenses of Washington Premium, resulting in a lower expense ratio for the combined Fund and corresponding higher earnings for its common shareholders.

Q. HAS THE BOARD APPROVED THE PROPOSAL?

A. The Board has agreed unanimously that this Reorganization is in your best interests and recommends that you vote in favor of it.

Q. WHAT IS THE TIMETABLE FOR THE REORGANIZATION?

A. If approved by shareholders on July 28, 1999, the Reorganization is expected to take effect on August 12, 1999.
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Q. WILL WASHINGTON PREMIUM SHAREHOLDERS RECEIVE NEW SHARES IN EXCHANGE FOR THEIR
   CURRENT SHARES?

A. Yes. Upon approval and completion of the Reorganization, Washington Premium common shareholders will receive shares (together with cash in lieu of fractional share interests) equal to the same net asset value of their current shares. Common shareholders of Washington Premium will exchange their shares for shares of Premium Income 4 based upon a specified exchange ratio determined by the ratio of the respective net asset values of the Funds. Washington Premium shareholders will receive Premium Income 4 shares whose aggregate net asset value at the time of issuance will equal the aggregate value of their Washington Premium shares on that date. MuniPreferred shareholders will receive one MuniPreferred share of Premium Income 4, Series TH or Series TH2, for every MuniPreferred share of Washington Premium.

Q. IF WASHINGTON PREMIUM SHAREHOLDERS OWN SHARES IN CERTIFICATE FORM, WILL THEY NEED TO EXCHANGE THEM FOR CERTIFICATES OF PREMIUM INCOME 4?

A. Each holder of an outstanding certificate or certificates formerly representing common shares or shares of MuniPreferred of Washington Premium will be entitled to receive, upon surrender of his or her certificates, a certificate or certificates representing the number of shares of Premium Income 4 distributable with respect to such holder's shares of Washington Premium, together with cash in lieu of any fractional Premium Income 4 common shares. Promptly after approval and completion of the Reorganization, the transfer agent will mail to each holder of certificates formerly representing shares of Washington Premium a letter of transmittal for use in surrendering his or her certificates for certificates representing shares of Premium Income 4 and cash in lieu of any fractional Washington Premium common shares.

   PLEASE DO NOT SEND IN ANY SHARE CERTIFICATES AT THIS TIME. UPON CONSUMMATION OF THE REORGANIZATION, HOLDERS OF SHARES OF WASHINGTON PREMIUM WILL BE FURNISHED INSTRUCTIONS FOR EXCHANGING THEIR CERTIFICATES FOR CERTIFICATES OF PREMIUM INCOME 4 AND, IF APPLICABLE, CASH IN LIEU OF FRACTIONAL WASHINGTON PREMIUM COMMON SHARES.

Q. WILL I HAVE TO PAY ANY FEES OR EXPENSES IN CONNECTION WITH THE
   REORGANIZATION?

A. No, shareholders will not directly bear any fees or expenses in connection with the Reorganization. All of the Funds' expenses associated with the Reorganization will be borne by Washington Premium and indirectly by Washington Premium shareholders in as much as the benefits from the Reorganization will accrue primarily to the holders of Washington Premium.

Q. HOW DO MANAGEMENT FEES AND OTHER FUND OPERATING EXPENSES COMPARE BETWEEN THE TWO FUNDS?

A. The management fee schedule is the same for both Funds. Because of its larger assets, however, the effective management fee as a percentage of net assets is lower for Premium Income 4. Upon approval and completion of the proposed Reorganization, Washington Premium shareholders will pay lower management fees as a percentage of net assets and will also benefit from lower gross fund operating expenses as a percentage of net assets, reflecting the larger net assets and greater economies of scale of Premium Income 4.

Q. WILL THIS REORGANIZATION CREATE A TAXABLE EVENT FOR ME?

A. The Reorganization is intended to qualify as a tax-free reorganization. As a result, you will recognize no gain or loss for federal income tax purposes as a result of the Reorganization except with regard to any cash received in lieu of any fractional Premium Income 4 common shares. In addition, the tax basis and holding period of Premium Income 4 shares you receive (including any fractional share interest to which you will be entitled) will be the same as the tax basis and holding period of your Washington Premium shares.

Q. HOW DO I VOTE MY SHARES?

A. You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage-paid envelope. In addition, you may vote by telephone by calling its toll free number on the proxy card(s) or by computer over the Internet (www.proxyvote.com) and using the control number on the proxy card(s). If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call your financial adviser or Nuveen at (800) 257-8787 weekdays form 7:00 a.m. to 7:00 p.m. Central time.

Q. WILL NUVEEN CONTACT ME?

A. You may receive a call to verify that you received your proxy materials and to answer any questions you may have about the Reorganization.